MARATHON OIL CORPORATION REPORTS SECOND QUARTER
2007 RESULTS

HOUSTON, July 31, 2007 – Marathon Oil Corporation (NYSE: MRO) today reported second quarter 2007 net income of $1.550 billion or $2.25 per diluted share. Net income in the second quarter of 2006 was $1.748 billion, or $2.40 per diluted share. For the second quarter of 2007, net income adjusted for special items was $1.548 billion, or $2.25 per diluted share. For the second quarter of 2006, net income adjusted for special items was $1.515 billion, or $2.08 per diluted share.

Earnings Highlights
	2nd Quarter Ended June 30
(In millions, except per diluted share data)	2007	2006**
Net income adjusted for special items*	$1,548	$1,515
Adjustments for special items* (net of taxes):
Gain on sale of discontinued operations	8	243
Loss on long-term U.K. natural gas contracts	(5)	(10)
Loss on early extinguishment of debt	(1)	—

Net income	$1,550	$1,748

Net income adjusted for special items* – per diluted share	$2.25	$2.08
Net income – per diluted share	$2.25	$2.40
Revenues and other income	$16,887	$18,290
Weighted average shares — diluted	689	728

*See page 6 for a discussion of net income adjusted for special items.

**Restated for two-for-one stock split on June 18, 2007. See Note 2 on page 10.

Key Highlights

Exploration and Production

•	Announced results of the Droshky discovery and appraisal sidetrack wells in the Gulf of Mexico

•	Announced three exploration discoveries in deepwater Angola

•	Signed cooperation agreement with Naftogz Ukrainy to study the Dnieper-Donets Basin, Ukraine

Refining, Marketing and Transportation

•	Set records for quarterly refinery crude and total throughputs

•	Achieved same store gasoline sales volume increase of 0.9 percent and merchandise sales revenue increase of 3.4 percent at Speedway SuperAmerica (SSA)

•	Received U.S. Environmental Protection Agency Energy STAR awards for energy efficiency at four refineries

Integrated Gas

•	Delivered first Equatorial Guinea liquefied natural gas (LNG) shipment six months ahead of schedule

Corporate

•	Repurchased 57 million common shares to-date at cost of $2.5 billion

•	Increased quarterly dividend 20 percent, fifth increase in four years

•	Completed two-for-one split of the Company’s common stock

“Marathon’s second quarter was marked by exceptional operating performance in our refineries allowing the Company to achieve a record refinery utilization rate of 110 percent and to realize record crude oil and total refinery throughputs during the quarter. This allowed us to capture the improved refining and wholesale gross marketing margins and stronger pricing seen in the market during the second quarter,” said Clarence P. Cazalot, Jr., Marathon president and CEO. “Additionally, Marathon and our partners marked the first LNG delivery from the Equatorial Guinea LNG Train 1 production facility during the second quarter. This project, completed six months ahead of schedule and on budget, earns the distinction of being the fastest LNG facility ever built, from inception to first delivery, while maintaining an outstanding safety performance. The plant not only allows the commercialization of the Alba field’s natural gas but also provides a platform to create a potential regional LNG hub on Bioko Island, Equatorial Guinea.”

Segment Results
Total segment income was $1.658 billion in the second quarter of 2007, compared with $1.593 billion in the second quarter of 2006.

	2nd Quarter Ended June 30
(In millions)	2007	2006
Segment Income
Exploration & Production (E&P)
United States	$173	$243
International	227	416

Total E&P	400	659
Refining, Marketing & Transportation	1,246	917
Integrated Gas	12	17

Segment Income ***	$1,658	$1,593

• See Preliminary Supplemental Statistics on page 11 for a reconciliation of segment income to net income as reported under generally accepted accounting principles.

Exploration and Production
Upstream segment income totaled $400 million in the second quarter of 2007, compared to $659 million in the second quarter of 2006. Sales volumes during the quarter averaged 338,000 barrels of oil equivalent per day (boepd) and production available for sale averaged 345,000 boepd.

United States upstream income was $173 million in the second quarter of 2007 compared to $243 million in the second quarter of 2006, primarily as a result of lower liquid hydrocarbon and natural gas sales volumes. Normal production declines and a planned turnaround at the Alaska LNG facility account for the majority of the volume decrease. The impact of higher realized natural gas prices was approximately offset by lower realized liquid hydrocarbon prices.

International upstream income was $227 million in the second quarter of 2007, compared to $416 million in the second quarter of 2006, primarily as a result of lower liquid hydrocarbon sales volumes, lower liquid hydrocarbon and natural gas realized prices, increased exploration expenses and a higher effective tax rate. The lower liquid hydrocarbon sales volumes were due to an overlift of approximately 40,000 barrels of oil per day (bpd) in the second quarter of 2006, while the Company was slightly underlifted during the second quarter of 2007. The increase in Equatorial Guinea natural gas sales volumes due to the start-up of the LNG Train 1 production facility contributed to the decline in the average realized natural gas price.

	2nd Quarter Ended June 30
	2007	2006
Key Production Statistics
Net Sales
United States – Liquids (mbpd)	65	79
United States – Gas (mmcfpd)	460	523
International – Liquids (mbpd)	134	180
International – Gas (mmcfpd)	374	278
Net Sales from Continuing Operations (mboepd)	338	392
Discontinued Operations (mboepd)	—	20

Total Net Sales (mboepd)	338	412

The Company announced the sidetrack results of the Droshky discovery in the Gulf of Mexico in the second quarter of 2007. Based on the results of the three well penetrations, Marathon estimates the Droshky discovery holds mean recoverable resource of 80 to 90 million gross barrels of oil equivalent. The timing of initial production will be dependent upon delivery of key equipment (i.e., drilling rig and subsea equipment) and regulatory approvals, but could be as early as 2010. Marathon holds a 100 percent working interest in the Droshky discovery.

Marathon continued its exploration success in deepwater Angola, having announced one discovery on Block 31 (Cordelia) and two discoveries on Block 32 (Cominhos and Louro) during the second quarter of 2007. To date, Marathon has announced 24 discoveries on Blocks 31 and 32. Marathon has also participated in two additional wells that have reached total depth in deepwater Angola and results will be announced upon government and partner approvals. Three dry wells were drilled in deepwater Angola during the quarter. Marathon has a 10 percent interest in Block 31 and a 30 percent interest in Block 32.

Marathon signed an agreement with Naftogz Ukrainy to study the northern part of the Dnieper-Donets Basin, Ukraine. The results of these studies could lead to future joint exploration and production activities in Ukraine.

Marathon continued to progress major projects during the second quarter. On the Neptune development in the Gulf of Mexico, the mini-tension-leg platform hull has been installed and the topsides were set in June. Subsea equipment installation, topsides hook-up and facility commissioning are in progress. First production remains on schedule for early 2008.

Commissioning of the Alvheim floating production, storage and offloading (FPSO) vessel continues. The difficult market conditions for skilled labor and additional work-scope identified during integration of the ship and topsides systems has delayed first production to the fourth quarter of 2007. Even with this delay, the Alvheim/Vilje project continues on a track to achieve an industry-leading completion schedule, moving from discovery to first production in four years. Production from Alvheim/Vilje is expected to achieve a peak net rate of approximately 75,000 boepd in 2008.

Marathon’s previous 2007 production available for sale guidance was calculated based on Alvheim/Vilje achieving first oil in the first quarter of 2007. While all other areas of Marathon’s production remain within initial guidance, Marathon now expects its 2007 production available for sale to be between 350,000 and 375,000 boepd. Despite the impact of this project delay, Marathon’s strong portfolio of development opportunities continues to underpin the Company’s estimated 2006 though 2010 compound average annual production growth rate of 6 to 9 percent.

Refining, Marketing and Transportation

Downstream segment income was $1.246 billion in the second quarter of 2007, compared to $917 million in the second quarter of 2006, primarily as a result of improvement in the refining and wholesale marketing gross margin, which averaged 39.25 cents per gallon in the second quarter of 2007 compared to 29.78 cents per gallon in the second quarter of 2006. This margin improvement was consistent with the relevant indicators (crack spreads) in the Midwest (Chicago) and Gulf Coast markets. Crude oil refined averaged 1,072,000 bpd during the second quarter of 2007, 34,000 bpd higher than the average for the same period of 2006 and a quarterly record. Total refinery throughputs were 1,280,000 bpd for the second quarter of 2007, also a quarterly record, and three percent higher than the 1,245,000 bpd during the second quarter of 2006.

Speedway SuperAmerica’s (SSA) gasoline and distillate gross margin averaged approximately 10.29 cents per gallon during the second quarter of 2007, up from the 10.19 cents per gallon realized in the second quarter of 2006. SSA increased same store merchandise sales by 3.4 percent over the same quarter last year.

	2nd Quarter Ended June 30
	2007	2006
Key Refining, Marketing & Transportation Statistics
Crude Oil Refined (mbpd)	1,072	1,038
Other Charge and Blend Stocks (mbpd)	208	207

Total Refinery Inputs (mbpd)	1,280	1,245
Refined Product Sales Volumes (mbpd)	1,426	1,461
Refining and Wholesale Marketing Gross Margin ($/gallon)	$0.3925	$0.2978

Progress continued on the projected $3.2 billion Garyville, La., refinery expansion, which will increase the refinery’s 245,000 bpd capacity to 425,000 bpd. Construction crews are clearing the site and driving piles that will be used to support the foundation for the equipment that will be constructed at this site over the next two years. When completed in late 2009, this expansion will enable the refinery to provide an additional 7.5 million gallons of clean transportation fuels to the market each day.

Construction also continues to progress on the Company’s 110-million-gallon-per-year 50/50 joint venture ethanol facility in Greenville, Ohio. The project remains on target to be operational in the first quarter of 2008.

Also during the second quarter of 2007, the U.S. EPA awarded five refineries, including four of Marathon’s refineries (Garyville, Canton, Ohio, St. Paul Park, Minn., and Texas City, Texas) with the Energy STAR award in recognition of their achievements in energy efficiency.

Integrated Gas

Integrated gas segment income was $12 million in the second quarter of 2007 compared to $17 million in the second quarter of 2006. Increased income from Equatorial Guinea LNG Holdings (EGHoldings), as a result of the first LNG deliveries from the Train 1 production facility during the second quarter of 2007, was offset by a decline in income from domestic integrated gas activities due to a planned turnaround at the Company’s Alaska LNG facility, as well as increased research and development costs and increased income taxes.

	2nd Quarter Ended June 30
	2007	2006
Key Integrated Gas Statistics
Net Sales
LNG (metric tonnes per day)	1,997	1,106
Methanol (metric tonnes per day)	1,107	1,068

The EG LNG Train 1 production facility, in which Marathon holds a 60 percent interest, delivered its first cargo of LNG in May 2007, six months ahead of schedule. A total of three LNG cargoes were sold during the second quarter of 2007. As scheduled, Train 1 production was shutdown in June for a performance test which confirmed the plant’s capacity of 3.7 million metric tonnes per annum (mmtpa). The plant was shut down for commissioning maintenance in early July and has since returned processing levels to full capacity.

Corporate
In January 2006, Marathon announced a share repurchase program which was increased in January 2007 and May 2007, for total authorized repurchases of $3 billion. Through the second quarter of 2007, Marathon has repurchased approximately 57 million of its common shares, on a split adjusted basis, at a cost of $2.5 billion. This program may be changed based on the Company’s financial condition or changes in market conditions and is subject to termination prior to completion.

On April 25, 2007, Marathon announced a two-for-one split of its common stock. The stock split was effected in the form of a stock dividend distributed on June 18, 2007, to stockholders of record at the close of business on May 23, 2007. Stockholders received one additional share of Marathon Oil Corporation common stock for each share of common stock held as of the close of business on the record date. Common share and per share information for all periods presented has been restated throughout this release.

Also on April 25, Marathon’s Board declared an eight cent per share, or 20 percent, increase in the first quarter dividend payable on Marathon Oil Corporation common stock, resulting in a new quarterly dividend rate on a post-split basis of 24 cents per share. Since July 2003, Marathon has increased the quarterly dividend five times resulting in a 109 percent increase during this period.

Marathon’s board of directors has approved an increase in the capital, investment and exploration spending for 2007, excluding major acquisitions, from $4.2 billion to $4.7 billion. Total upstream spending is now projected at $2.6 billion, an increase of $400 million, while downstream spending is expected to increase by approximately $200 million to $1.7 billion. Integrated gas spending is now expected to be $200 million less than the original estimate of $331 million while capitalized interest and corporate spending will be approximately $100 million higher than originally anticipated.

	2007 Estimate
(In millions)	Original	Revised	Change
Capital, Investment and Exploration Spending****
Exploration & Production	$2,231	$2,614	$383
Refining, Marketing & Transportation	1,464	1,666	202
Integrated Gas	331	122	(209)
Corporate and Capitalized Interest	216	281	65

Total	$4,242	$4,683	$441

• See page 8 for a reconciliation of Capital, Investment and Exploration Spending to capital expenditures as would be reported under U.S. generally accepted accounting principles.

The upstream increase is roughly evenly divided between an increase in the cost of the Alvheim/Vilje project and general inflationary pressures. The increase in the downstream spending is largely due to the acceleration of certain aspects of the Garyville refinery expansion, while the projected total for the Garyville expansion remains unchanged at $3.2 billion. The decrease in the Integrated Gas segment is mainly a result of EGHoldings, the entity that owns EG LNG Train 1, being accounted for under the equity method upon the start of production. Capitalized interest has increased as a result of the delay of the Alvheim/Vilje project.

Special Items

Marathon has two long-term natural gas sales contracts in the United Kingdom that are accounted for as derivative instruments. Mark-to-market changes in the valuation of these contracts must be recognized in current period income. During the second quarter of 2007, the non-cash after-tax mark-to-market loss on these two long-term natural gas sales contracts related to Marathon’s North Sea Brae natural gas production totaled $5 million. Due to the volatility in the fair value of these contracts, Marathon consistently excludes these non-cash gains and losses from net income adjusted for special items.

Marathon sold its Russian oil exploration and production businesses in June 2006. During the second quarter of 2007, adjustments to the sales price were substantially completed and an additional $8 million after-tax gain on the sale was recognized. This gain has been excluded from net income adjusted for special items.

In the second quarter of 2007, Marathon extinguished a portion of its outstanding debt at a premium and recognized a $1 million after-tax loss. This loss has been excluded from net income adjusted for special items.

The Company will conduct a conference call and webcast today, July 31, 2007, at 9:00 a.m. EDT during which it will discuss second quarter 2007 results. The webcast will include synchronized slides. To listen to the webcast of the conference call and view the slides, visit the Marathon Web site at www.Marathon.com. Replays of the webcast will be available through August 14, 2007. Quarterly financial and operational information is also provided on Marathon’s Web site at http://www.marathon.com/Investor_Center/Investor_Relations/ in the Quarterly Investor Packet.

- xxx -

In addition to net income determined in accordance with generally accepted accounting principles, Marathon has provided supplementally “net income adjusted for special items,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon’s ongoing operations. A reconciliation between GAAP net income and “net income adjusted for special items” is provided in a table on page 1 of this release.

“Net income adjusted for special items” should not be considered a substitute for net income as reported in accordance with GAAP. Management, as well as certain investors, uses “net income adjusted for special items” to evaluate Marathon’s financial performance between periods. Management also uses “net income adjusted for special items” to compare Marathon’s performance to certain competitors.

This release contains forward-looking statements with respect to the timing and levels of the Company’s worldwide liquid hydrocarbon and natural gas and condensate production and sales, the Alvheim/Vilje development, the Neptune development, potential developments in Angola, anticipated future exploratory and development drilling activity, the expected operational date of an ethanol facility, the Garyville expansion project, and the common stock repurchase program. Some factors that could potentially affect worldwide liquid hydrocarbon and natural gas and condensate production and sales, the Alvheim/Vilje development, the Neptune development, potential developments in Angola, and anticipated future exploratory and development drilling activity include pricing, supply and demand for petroleum products, amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. Except for the Alvheim/Vilje and Neptune developments, the foregoing forward-looking statements may be further affected by the inability or delay in obtaining government and third-party approvals and permits. Worldwide production and sales could also be affected by the occurrence of acquisitions or dispositions of oil and gas properties. Factors that could affect the ethanol plant construction and the Garyville expansion project include transportation logistics, availability of materials and labor, unforeseen hazards such as weather conditions, necessary government and third-party approvals, and other risks customarily associated with construction projects. The Garyville project may be further affected by crude oil supply. The common stock repurchase program could be affected by changes in prices of and demand for crude oil, natural gas and refined products, actions of competitors, disruptions or interruptions of the Company’s production or refining operations due to unforeseen hazards such as weather conditions or acts of war or terrorist acts, and other operating and economic considerations. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2006, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Cautionary Note to U.S. Investors — The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Marathon Oil Corporation uses certain terms in this press release, such as recoverable resource, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosures in Marathon’s periodic filings with the SEC, available from the Company at 5555 San Felipe Road, Houston, Texas 77056 and the Company’s Web site at http://www.Marathon.com. You can also obtain this information from the SEC by calling 1-800-SEC-0330.

Capital, investment and exploration spending includes capital expenditures, cash investments in equity method investees, exploration costs that are expensed as incurred rather than capitalized, such as geological and geophysical costs and certain staff costs, and other miscellaneous investment expenditures. The components of the 2007 original and revised capital, investment and exploration spending estimates are as follows:

	2007 Estimate
(In millions)	Original	Revised	Change
Capital expenditures	$3,886	$4,295	$409
Cash investments in equity method investees	107	124	17
Exploration costs other than well costs	249	264	15

Capital, Investment and Exploration Spending	$4,242	$4,683	$441

Media Relations Contacts:	Lee Warren	713-296-4103
	Paul Weeditz	713-296-3910
Investor Relations Contacts:	Ken Matheny	713-296-4114
	Howard Thill	713-296-4140

Condensed Consolidated Statements of Income (Unaudited)
	2nd Quarter Ended		Six Months Ended
	June 30		June 30
(In millions, except per share data)	2007	2006	2007	2006
Revenues and Other Income:
Sales and other operating revenues (including consumer excise taxes)	$16,260	$15,962	$28,751	$28,862
Revenues from matching buy/sell transactions	65	1,806	123	5,012
Sales to related parties	411	411	731	723
Income from equity method investments	117	97	224	189
Net gains on disposal of assets	7	5	18	16
Other income	27	9	42	27

Total revenues and other income	16,887	18,290	29,889	34,829

Costs and Expenses:
Cost of revenues (excludes items below)	11,755	11,628	21,297	21,387
Purchases related to matching buy/sell transactions	84	1,750	145	4,983
Purchases from related parties	54	47	101	98
Consumer excise taxes	1,307	1,277	2,504	2,442
Depreciation, depletion and amortization	396	369	789	769
Selling, general and administrative expenses	327	308	614	595
Other taxes	93	91	191	188
Exploration expenses	115	66	176	137

Total costs and expenses	14,131	15,536	25,817	30,599

Income from Operations	2,756	2,754	4,072	4,230
Net interest and other financing costs (income)	(20)	(9)	(39)	14
Loss on early extinguishment of debt	1	–	3	–
Minority interests in loss of Equatorial Guinea
LNG Holdings Limited	(1)	(2)	(3)	(5)

Income from Continuing Operations before Income Taxes	2,776	2,765	4,111	4,221
Provision for income taxes	1,234	1,281	1,852	1,966

Income from Continuing Operations	1,542	1,484	2,259	2,255
Discontinued operations	8	264	8	277

Net Income	$1,550	$1,748	$2,267	$2,532

Income from Continuing Operations
Per share — basic	$2.26	$2.05	$3.29	$3.11
Per share – diluted	$2.24	$2.04	$3.27	$3.08
Net Income
Per share — basic	$2.27	$2.42	$3.30	$3.49
Per share – diluted	$2.25	$2.40	$3.28	$3.46
Dividends paid per share	$0.24	$0.20	$0.44	$0.36
Weighted average shares
Basic	683	722	686	726
Diluted	689	728	691	733

Selected Notes to Financial Statements (Unaudited)

1.	Equatorial Guinea LNG Holdings Limited (EGHoldings), in which Marathon holds a 60 percent interest, was formed for the purpose of constructing and operating an LNG production facility. During facility construction, EGHoldings was a variable interest entity (VIE) that was consolidated by Marathon because Marathon was its primary beneficiary. Once the LNG production facility commenced its primary operations and began to generate revenue in May 2007, EGHoldings was no longer a VIE. Effective May 1, 2007, Marathon no longer consolidates EGHoldings, despite the fact that the Company holds majority ownership, because the minority shareholders have rights limiting Marathon’s ability to exercise control over the entity. Marathon’s investment is accounted for prospectively using the equity method of accounting.

2.	On April 25, 2007, the Company’s Board of Directors declared a two-for-one split of the Company’s common stock. The stock split was effected in the form of a stock dividend distributed on June 18, 2007, to stockholders of record at the close of business on May 23, 2007. Stockholders received one additional share of Marathon Oil Corporation common stock for each share of common stock held as of the close of business on the record date. Common share and per share information for all periods presented in the condensed consolidated statements of income has been restated to reflect the stock split.

3.	On June 2, 2006, Marathon sold its Russian oil exploration and production businesses in the Khanty-Mansiysk region of western Siberia. A gain on the sale of $243 million ($342 million before income taxes) was reported in discontinued operations in the second quarter of 2006. During the second quarter of 2007, adjustments to the sales price were substantially completed and an additional gain on the sale of $8 million ($13 million before income taxes) was recognized.

Preliminary Supplemental Statistics (Unaudited)
	2nd Quarter Ended		Six Months Ended
	June 30		June 30
(In millions)	2007	2006	2007	2006
Segment Income
Exploration & Production
United States	$173	$243	$323	$488
International	227	416	462	636

Total E&P	400	659	785	1,124
Refining, Marketing & Transportation	1,246	917	1,591	1,236
Integrated Gas	12	17	31	25

Segment Income	1,658	1,593	2,407	2,385
Items not allocated to segments, net of taxes:
Corporate and other unallocated items	(111)	(99)	(154)	(165)
Gain (loss) on long-term U.K. natural gas contracts	(5)	(10)	6	35
Discontinued operations	8	264	8	277

Net Income	$1,550	$1,748	$2,267	$2,532
Capital Expenditures
Exploration & Production	$580	$463	$1,041	$821
Refining, Marketing & Transportation	334	200	551	304
Integrated Gas(a)	34	70	91	164
Discontinued Operations	–	19	–	45
Corporate	14	2	16	19

Total	$962	$754	$1,699	$1,353
Exploration Expenses
United States	$47	$41	$84	$69
International	68	25	92	68

Total	$115	$66	$176	$137

(a) Through April 2007, includes Equatorial Guinea LNG Holdings (EGHoldings) at 100 percent. Effective May 1, 2007, Marathon no longer consolidates EGHoldings and its investment in EGHoldings is accounted for prospectively using the equity method of accounting; therefore, EGHoldings’ capital expenditures subsequent to April 2007 are not included in Marathon’s capital expenditures.

Preliminary Supplemental Statistics (Unaudited) (continued)
	2nd Quarter Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006
E&P Operating Statistics
Net Liquid Hydrocarbon Sales (mbpd)(b)
Liquid Hydrocarbons (per bbl)
United States	65	79	67	79
Europe	34	47	34	38
Africa	100	133	98	103

Total International	134	180	132	141

Worldwide Continuing Operations	199	259	199	220
Discontinued Operations	–	20	–	25

Worldwide	199	279	199	245

Natural Gas Sales (mmcfd) (b)(c)
United States	460	523	485	542
Europe	178	226	213	286
Africa	196	52	143	70

Total International	374	278	356	356

Worldwide	834	801	841	898

Net Sales from Continuing Operations (mboepd)	338	392	339	370
Net Sales from Discontinued Operations (mboepd)	–	20	–	25

Total Sales (mboepd)	338	412	339	395

Average Realizations (d)
Liquid Hydrocarbons (per bbl)
United States	$55.19	$59.80	$52.19	$54.52
Europe	61.34	67.52	59.12	65.43
Africa	60.91	65.14	55.79	60.36
Total International	61.02	65.76	56.63	61.74
Worldwide Continuing Operations	59.11	63.95	55.13	59.14
Discontinued Operations	–	39.80	–	38.38
Worldwide	59.11	62.19	55.13	57.04
Natural Gas (per mcf)
United States	$6.16	$5.35	$6.03	$6.02
Europe	4.47	6.32	5.71	7.13
Africa	0.25	0.25	0.26	0.25
Total International	2.27	5.19	3.51	5.78
Worldwide	4.41	5.29	4.96	5.93

(b) Amounts represent net sales after royalties, except for Ireland where amounts are before royalties.

(c) Includes natural gas acquired for injection and subsequent resale of 54 mmcfd and 60 mmcfd for the second quarters of 2007 and 2006, and 47 mmcfd and 50 mmcfd for the first six months of 2007 and 2006.

(d) Excludes gains and losses on traditional derivative instruments and the unrealized effects of long-term U.K. natural gas contracts that are accounted for as derivatives.

Preliminary Supplemental Statistics (Unaudited) (continued)
	2nd Quarter Ended		Six Months Ended
	June 30		June 30
(Dollars in millions, except as noted)	2007	2006	2007	2006
RM&T Operating Statistics
Refinery Runs (mbpd)
Crude Oil Refined	1,072	1,038	1,021	968
Other Charge and Blend Stocks	208	207	217	228

Total	1,280	1,245	1,238	1,196
Refined Product Yields (mbpd)
Gasoline	680	663	651	654
Distillates	377	321	350	306
Propane	26	24	23	22
Feedstocks and Special Products	96	125	121	116
Heavy Fuel Oil	27	25	25	24
Asphalt	89	102	83	89

Total	1,295	1,260	1,253	1,211
Refined Product Sales Volumes (mbpd)(e) (f)	1,426	1,461	1,385	1,439
Matching buy/sell volumes included in above (f)	–	11	–	47
Refining and Wholesale Marketing Gross Margin(g)(h)	$0.3925	$0.2978	$0.2634	$0.2077
Speedway SuperAmerica LLC
Retail Outlets	1,637	1,637	—	—
Gasoline and Distillate Sales(i)	828	816	1,628	1,592
Gasoline and Distillate Gross Margin(g)	$0.1029	$0.1019	$0.1121	$0.1037
Merchandise Sales	$714	$690	$1,358	$1,300
Merchandise Gross Margin	$182	$171	$342	$319
Integrated Gas Operating Statistics
Net Sales
LNG (metric tonnes per day)	1,997	1,106	1,582	1,102
Methanol (metric tonnes per day)	1,107	1,068	1,215	1,103

(e) Total average daily volumes of all refined product sales to wholesale, branded and retail (SSA) customers.

(f) As a result of the change in accounting for matching buy/sell arrangements on April 1, 2006, the reported sales volumes will be lower than the volumes determined under the previous accounting practices.

(g) Per gallon.

(h) Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation. As a result of the change in accounting for matching buy/sell transactions on April 1, 2006, the resulting per gallon statistic will be higher than the statistic that would have been calculated from amounts determined under previous accounting practices.

(i) Millions of gallons.